CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

ANALYTICAL SURVEYS, INC.

ANALYTICAL SURVEYS, INC., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), in accordance with the applicable provisions thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation of the Corporation, the Board of Directors on the 8th of February, 2006, adopted the following resolution, among other things, creating a series of shares of Preferred Stock designated as "Series A Convertible Preferred Stock":

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, (i) the Series A Preferred Stock of the Corporation designated on December 14, 2001 is hereby extinguished and (ii) a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting such series shall be 850,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of the Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding.

2. Dividends and Distribution.

(A) Subject to the prior and superior rights of the holders of any class or series of stock of the Corporation ranking prior and superior to the shares of the Series A Convertible Preferred Stock with respect to dividends, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends, payable in cash on the 15th day of May, August, November and February, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the last issuance of a share of the Series A Convertible Preferred Stock. The dividend shall be paid at the annual rate of seven percent (7%) of the purchase price of each share of the Series A Convertible Preferred Stock, which purchase price per share for purposes of this Section 2 shall be deemed to be $1.00, subject to any adjustment for any stock dividends, combinations, recapitalizations, splits or otherwise with respect to such shares). Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation, and shall accrue from day to day, whether earned or declared. No dividends may be paid with respect to the Common Stock until all dividends declared or accrued on all outstanding shares of the Series A Convertible Preferred Stock pursuant to this Section 2 have been set apart and paid. The Board of Directors may fix a record date for the determination of holders of shares of the Series A Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 15 days prior to the date fixed for the payment thereof.

(B) Notwithstanding the foregoing, for a period of fifteen (15) days during which trading is conducted on NASDAQ after each Quarterly Dividend Payment Date, provided that such date occurs during the effectiveness of a registration statement to be filed by the Corporation with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "1933 Act") with respect to the shares of the Corporation's no par value Common Stock ("Common Stock")into which the shares of the Series A Convertible Preferred Stock are convertible (as provided herein)(the "Registration Statement"), each holder of shares of Series A Convertible Preferred Stock shall have the option, exercised by means of the delivery of a written directive which must be received by the Corporation during such fifteen (15) day period, to direct that such dividend be paid in kind by means of fully paid and non-assessable shares of the Common Stock registered under the Registration Statement. The number of shares of the Common Stock to which such holder would be entitled to receive shall be determined by dividing the amount of the dividend by the Fixed Conversion Price (as defined herein), with no fractional shares of the Common Stock to be issued as aforesaid. In no event shall the number of shares of the Common Stock issuable pursuant to this Section 2(B) and as liquidated damages, if any, payable in connection with the Registration Statement, when added to the number of shares of the Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock, exceed 19.9% of the total number of shares of Common Stock outstanding on the effective date of the earliest issuance of shares of Series A Convertible Preferred Stock (the "Final Closing Date"), unless such excess is then duly approved by an affirmative vote of the shareholders of the Corporation.

3. Redemption. Provided that the Corporation is not then in default of any of its obligations hereunder, the Corporation may redeem any and all shares of Series A Convertible Preferred Stock at any time during the effectiveness of the Registration Statement, but not later than the second anniversary of the issuance of any such shares, at the redemption price payable in cash equal to $1.15 per share plus accrued dividends. Prior to effecting such redemption, the Corporation shall give the holder written notice of the proposed redemption (the "Notice of Redemption"). For a period of fifteen (15) days during which trading is conducted on NASDAQ after receipt by the holder of the Notice of Redemption, such holder shall have the option, exercised by means of the delivery of a written directive which must be received by the Corporation within such fifteen (15) day period, to direct that the applicable redemption proceeds be paid in kind by means of fully paid and non-assessable shares of the Common Stock registered under the Registration Statement. The number of shares of the Common Stock to which such holder would be entitled to receive shall be determined by dividing the applicable redemption proceeds by the Fixed Conversion Price, with no fractional shares of the Common Stock to be issued as aforesaid.

4. No Voting Rights. The holders of shares of Series A Convertible Preferred Stock shall not have voting rights:

5. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Convertible Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series A Convertible Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock.

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock, except dividends paid ratably on the Series A Convertible Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(c) purchase or otherwise acquire for consideration any shares of the Series A Convertible Preferred Stock, or any shares of stock ranking on a parity with the Series A Convertible Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the Series A Convertible Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not, before the expiration of the six-month period commencing upon the effectiveness of the Registration Statement, issue or sell any shares of the Common Stock, any securities convertible into, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of the Common Stock or any such securities (other than (i) shares of Common Stock or options to purchase such shares issued to employees, consultants, officers or directors in accordance with stock plans approved by the Board of Directors, (ii) shares of Common Stock issuable under options or warrants that are outstanding as of the Final Closing Date or (iii) shares of Common Stock issued pursuant to a stock dividend, split or other similar transaction) ("Additional Common Stock")at an effective price per share of Common Stock which is less than the Fixed Conversion Price, without the written approval of the holders of at least seventy percent (70%) of the Preferred Shares then issued and outstanding. Any shares of Additional Common Stock issued without such approval shall be null and void.

6. Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows:

(A) Each share of the Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into fully paid and nonassessable shares of Common Stock at the rate (the "Fixed Conversion Price") determined as follows:

For each share of Series A Convertible Preferred Stock the holder shall be entitled to receive that number of shares of the Common Stock equal to $1 divided by the lesser of (i) $1.2835 or (ii) 90% of the average of the closing bid prices of the Common Stock on NASDAQ for the five trading days immediately preceeding the closing date; such Closing Date fixed pursuant to the Subscription Agreement executed by the original holder of such share and the Corporation.

No fractional shares of the Common Stock shall be issued.

(B) Each share of the Series A Convertible Preferred Stock shall automatically be converted into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price at earlier of (i) the second anniversary of its issuance or (ii) on the closing date of any consolidation, merger, combination or other transaction in which the outstanding shares of the Common Stock are exchanged for or changed into other stock or securities, cash and/or any other proprety.

7. Mechanics of Conversion.

(A) Each share of the Series A Convertible Preferred Stock may be converted at any time and from time to time, by delivering to the offices of the Corporation, or any transfer agent for the Common Stock, the certificates therefor, duly endorsed.

(B) Certificates for shares of the Common Stock so purchased hereunder shall be delivered to the holder within three (3) trading days after the date on which the certificate or certificates for the Series A Convertible Preferred Stock shall have been delivered as aforesaid. In lieu of delivering physical certificates representing the shares of the Common Stock, provided that the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit such shares of the Common Stock by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

(C) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purposes.

8. Reacquired Shares. Any shares of the Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

9. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock unless, prior thereto, the holders of shares of the Series A Convertible Preferred Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon whether or not declared, to the date of such payment.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Convertible Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Convertible Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

10. Adjustment to Fixed Conversion Price. If prior to the conversion of all of the shares of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock of the Company is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately decreased.

11. Ranking. The Series A Convertible Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends, and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

12. Amendment, etc. At any time that any shares of the Series A Convertible Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, and the Corporation will not, through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8th day of February, 2006.

ANALYTICAL SURVEYS, INC.

By:

Name: Lori Jones

Title: Chief Executive Officer